Exhibit 99.4

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section “Management,” to be filed by Gates Limited on Form F-1 and the related Prospectus and any amendments or supplements thereto.

Dated: December 23, 2013

/s/ Seth Mersky

     Seth Mersky